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The Board of Directors
The Thaxton Group, Inc.

We consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2 (No. 333-42623) of The Thaxton Group, Inc. of our report dated March 28, 2000, except for note 14, as to which the date is October 31, 2000, related to the audits of the consolidated financial statements of The Thaxton Group, Inc. at December 31, 1999 and 1998, and for the years then ended, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                              Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina
October 31, 2000